EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Company”) and CHARLES H. COTROS (“Executive”) enter into this Executive Employment Agreement (“Agreement”) effective October 4, 2004 (“Effective Date”), to set forth the terms and conditions of Executive’s employment. This Agreement supersedes any prior employment agreement(s) between the parties. The parties agree as follows:

     1. Certain Definitions and Understandings. As used in this Agreement, the following terms have the meanings prescribed below:

          Applicable Period is defined in Section 10.3.

          Base Salary is defined in Section 4.1.

          Benefit Plans is defined in Section 4.3

          Board of Directors means the Board of Directors of the Company.

          Cause is defined in Section 5.3.

          Common Stock means the Company’s common stock, par value $.01 per share.

          Company means Allied Waste Industries, Inc., a Delaware corporation.

          Confidential Information is defined in Section 7.2.

          Continuing Obligations is defined in Section 3.

          Date of Termination means the earliest to occur of (a) the date of the Executive’s death, (b) the last day of the Term, or (c) the date specified in the Notice of Termination, in accordance with Section 5.7.

          Disability means an illness or other disability which prevents the Executive from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Term, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

          Effective Date means October 4, 2004.

          Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

          Executive means Charles H. Cotros.

          Good Reason is defined in Section 5.5.

          Notice of Termination is defined in Section 5.8.

          Share Price has the same meaning as “Fair Market Value” as that term is defined in the Company’s 1991 Incentive Stock Plan, as amended.

          Term is defined in Section 3.

          Vacation Time is defined in Section 4.2.

          Without Cause is defined in Section 5.4.

          In addition, throughout this Agreement, the parties have defined certain words and intend for those definitions to apply whenever the parties have used a defined word in this Agreement. One of the defined terms is “Company” which means Allied Waste Industries, Inc. However, the parties expect that some or all of the Company’s obligations under this Agreement will be fulfilled through its parent, subsidiary, related, or successor companies or businesses (which will be called “Affiliates” in this Agreement). Accordingly, Executive acknowledges that the discharge of any obligation of the Company under this Agreement, which may be through the acts of one or more Affiliates, discharges any such obligation of the Company. Moreover, the obligations Executive assumes under this Agreement will be owed to the Company and to its Affiliates. Accordingly, the parties expressly intend for the Affiliates to be third-party beneficiaries of the promises made and obligations assumed by Executive in this Agreement.

     2. General Duties of Company and Executive.

          2.1. Beginning on the Effective Date, the Executive shall serve, subject to the authority of the Board of Directors, as Chairman of the Board of Directors and Chief Executive Officer of the Company. The Executive’s authority, duties and responsibilities shall be assigned by the Company’s Board of Directors (or a committee thereof). The Executive shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive may (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s duties and responsibilities.

          2.2. The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which the Executive knows would injure the Company’s business, its interests or its reputation. The Executive also agrees that he shall not knowingly become involved in a conflict of interest with the Company and, upon discovery of any such conflict, that he will inform the Company of the conflict and will not allow the conflict to continue.

          2.3. The Executive agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s Code of Ethics and the Company’s policies regarding trading in Common Stock, as each is in effect from time to time.

     3. Term. The “Term” of this Agreement shall be a period of not less than twelve (12) months nor more than twenty-four (24) months, beginning on the Effective Date. This Agreement will automatically terminate at the end of the Term, but may be terminated earlier, pursuant to Section 5 of this Agreement, in which case the Term shall end on the Date of Termination. Neither the termination of this Agreement nor the consequent end of the Term shall affect the Company’s obligations under Section 6 of this Agreement or the Executive’s obligations under Sections 7 through 10 of this Agreement (or under Section 2.3 with respect to the Company’s policies regarding trading in Common Stock) (collectively, “Continuing Obligations”). Following the conclusion of the Term, the Executive shall agree to continue to serve for at least three (3) years (subject to being nominated by the Governance Committee and elected by the Company’s shareholders) as a member of the Board of Directors, and shall receive the same compensation as other independent members of the Board of Directors.

     4. Compensation and Benefits.

          4.1. Base Salary; Stock Options. As compensation for the Executive’s services to the Company during the Term, the Company shall pay salary to the Executive at the rate of One Hundred Fifty Six Thousand Dollars ($156,000.00) per month (“Base Salary”), payable in equal bi-weekly installments or otherwise in accordance with the Company’s established payroll policies. The Executive’s Base Salary shall be subject to such payroll and withholding deductions as may be required by law, and such other deductions as may be required with respect to the Executive’s coverage in the Company’s insurance and other employee benefit plans. For all purposes under this Agreement, the Executive’s Base Salary shall include any portion thereof which is deferred under any nonqualified plan or arrangement. The Executive may, in his sole discretion, voluntarily elect, in accordance with policies established by the Company, to receive up to one-half (1/2) of the amount he is entitled to receive as Base Salary in the form of Common Stock. As additional compensation for the Executive’s services to the Company during the Term, the Company shall, on the Effective Date, grant to the Executive options to acquire up to Two Hundred Forty Thousand (240,000) shares of Common Stock, subject to vesting at a rate of Fifty Percent (50%) on April 4, 2005, and an additional Fifty Percent (50%) on October 4, 2005. To the extent vested, such options shall be exercisable at any time on or before October 4, 2010.

          4.2. Vacation Time. Commencing on the Effective Date and continuing until the Date of Termination, for each full calendar year in which the Executive is employed under this Agreement, the Executive shall be entitled to four (4) weeks paid vacation (“Vacation Time”). For any partial calendar year during which the Executive is employed under this Agreement, he will be entitled to a prorated amount of Vacation Time, based on the number of weeks worked in the calendar year pursuant to the Company’s then current vacation policy. Vacation Time must be taken during the calendar year in which it accrued and will be forfeited at the end of the calendar year if not used.

          4.3. Benefit Plans. The Executive shall be eligible to participate in and receive all benefits under each employee pension and welfare benefit plan and program of the Company which is currently maintained or subsequently established by the Company for its employees. Such benefit plans may include 401(k) or other pension benefit plans, medical, dental, vision, disability, group life, accidental death, and travel accident insurance plans and programs (collectively, “Benefit Plans”). The Executive’s participation in the Benefit Plans shall be subject to the terms and conditions of each such Benefit Plan.

          4.4. Reimbursement/Payment of Expenses. The Executive may from time to time during the Term incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Term, which does not necessarily allow reimbursement of all such expenses, and following the Company’s receipt of proper documentation for such expenses, the Company shall reimburse the Executive for such expenses from time to time, at the Executive’s request, and the Executive shall account to the Company for all such expenses. In addition, the Company shall reimburse the Executive for all reasonable expenses incurred in connection with his travel between the Company’s headquarters (currently in Scottsdale, Arizona), and his current residences (Houston, Texas, Highlands, North Carolina, and Longboat Key, Florida), and shall also provide and pay for the expense of renting mutually agreeable living quarters for the Executive in the Phoenix-Scottsdale metropolitan area (or such other metropolitan area as the Company’s headquarters may be located from time to time).

          4.5. Use of Company Airplane. The Executive shall have full access to any airplane owned or leased by the Company for the use of its other executives, subject to the airplane’s availability.

          4.6. Indemnification and Insurance. At all times during the Term, and for such additional periods as are provided for in this Agreement, the Executive shall be covered under the Company’s directors’ and officers’ liability insurance, if any, to the extent such coverage is commercially feasible, and under a separate Indemnification Agreement with the Company in the form attached hereto as Exhibit A.

     5. Termination.

          5.1. Death. This Agreement shall terminate automatically upon the death of the Executive.

          5.2. Disability. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.7 and 11.1, upon the Disability of the Executive.

          5.3. Cause. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.7 and 11.1, for Cause. For purposes of this Agreement, “Cause” means (a) the conviction of the Executive for a felony, (b) the Executive’s willful refusal, without proper legal cause, to perform his material duties and responsibilities as contemplated in this Agreement, or (c) the Executive’s willfully engaging in activities which (1) constitute a material breach of any term of this Agreement, the Company’s Code of Ethics, the Company’s policies regarding trading in Common Stock, reimbursement of business expenses, or any other applicable policies, rules or regulations of the Company or (2) result in a material injury to the business, condition (financial or otherwise), results of operations, or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company or a committee thereof). For purposes of the definition of “Cause,” no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interests of the Company.

          5.4. Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Executive delivered in accordance with Sections 5.7 and 11.1. For purposes of this Agreement, the Executive will be deemed to have been terminated “Without Cause” if the Executive is terminated by the Company for any reason other than Cause, Disability or death.

          5.5. Good Reason. The Executive may terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections 5.7 and 11.1. For purposes of this Agreement, “Good Reason” means (a) the failure to elect or retain the Executive as Chairman of the Board of Directors and Chief Executive Officer, (b) the assignment to the Executive of any duties that are materially inconsistent with the Executive’s duties or responsibilities as contemplated in this Agreement, (c) any other action by the Company which results in a material diminishment in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (provided, however, that a temporary diminishment, whether material or not, due to the Executive’s illness or injury will not constitute grounds for a termination for Good Reason by the Executive), or (d) any material breach by the Company of any of the provisions of this Agreement.

          5.6. Without Good Reason. The Executive may terminate this Agreement Without Good Reason, upon written notice to the Company delivered in accordance with Sections 5.7 and 11.1. For purposes of this Agreement, the Executive will be deemed to have terminated “Without Good Reason” if the Executive terminates this Agreement for any reason other than Good Reason or due to the Executive’s death.

          5.7. Notice of Termination. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Executive’s Disability, or by the Executive for Good Reason or Without Good Reason shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon and (b) if the termination is by the Company for Cause or by the Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination must specify the Date of Termination. In the case of a termination by the Company for Cause or due to the Executive’s Disability, or by the Executive for Good Reason, the Date of Termination may be as early as the date notice is given but no later than thirty (30) calendar days after notice is given, unless otherwise agreed to in writing by both parties. In the case of a termination by the Company Without Cause or by the Executive Without Good Reason, the Date of Termination may be as early as fourteen (14) calendar days after notice is given but no later than sixty (60) calendar days after notice is given, unless otherwise agreed to by the parties in writing. The Notice of Termination shall also conform with the provisions of Section 11.1.

     6. Obligations of Company Upon Termination.

          6.1. Cause, Without Good Reason. If this Agreement is terminated either by the Company for Cause or by the Executive Without Good Reason, the Company shall pay to the Executive, in a lump sum cash payment within thirty (30) days after the Date of Termination, the aggregate of (a) any unpaid portion of the Executive’s Base Salary (as in effect on the Date of Termination) owing as of the Date of Termination, (b) any accrued but unpaid Vacation Time as of the Date of Termination, and (c) in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company (unless such payment is inconsistent with the terms of either any payment election made by the Executive with respect to such deferred compensation or the applicable plan). The Company also shall promptly pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 4.4 of this Agreement if the Executive’s employment had not terminated.

               All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that the Executive’s rights under any Benefit Plan shall be governed by the terms and provisions of each such plan and are not necessarily severed on the Date of Termination.

               The Executive (or, in the event of his death, his estate) shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, to the extent such coverage is commercially feasible, and under his separate Indemnification Agreement with the Company, as if the Executive’s employment had not been terminated.

          6.2. Death or Disability; Good Reason; Without Cause; End of Term. If this Agreement is terminated as the result of the Executive’s death, or by the Company as the result of the Executive’s Disability or Without Cause, or by the Executive for Good Reason, or at the end of the Term (as determined by the mutual agreement of the Executive and the Board), the Company shall pay to the Executive, in a lump sum cash payment within thirty (30) days after the Date of Termination, the aggregate of (a) any unpaid portion of the Executive’s Base Salary owing as of the Date of Termination, (b) the value of any accrued but unused (and previously uncompensated) Vacation Time as of the Date of Termination, and (c) in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company (unless such payment is inconsistent with the terms of any payment election made by the Executive with respect to such deferred compensation or of the applicable deferral plan). If this Agreement is terminated by the Company Without Cause, or by the Executive for Good Reason, during the first twelve (12) months of the Term, the Company shall also continue to pay Base Salary to the Executive for the remainder of the first twelve (12) months, as if the Executive’s employment had not been terminated. In addition to the foregoing, (a) the Company also shall promptly pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 4.4 of this Agreement if the Executive’s employment had not been terminated; and (b) the Executive shall become one hundred percent (100%) vested in the stock options granted to the Executive under the Company’s stock plans coincident with the execution of this Agreement, which stock options shall remain exercisable through October 4, 2010.

               All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that (a) the Executive’s rights under any Benefit Plan shall be governed by the terms and provisions of each such plan and are not necessarily severed on the Date of Termination.

               The Executive (or, in the event of his death, his estate) shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, to the extent such coverage is commercially feasible, and under his separate Indemnification Agreement with the Company, as if the Executive’s employment had not been terminated.

     7. Executive’s Confidentiality Obligation.

          7.1. The Executive hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Article 7. The Executive acknowledges that all such Confidential Information is in the nature of a trade secret.

          7.2. For purposes of this Agreement, “Confidential Information” means information, not generally known to the public, that is used in the business of the Company or its Affiliates and (a) is proprietary to, about or created by the Company or its Affiliates, (b) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which is likely to be detrimental to the interests of the Company or its Affiliates, (c) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (d) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designed as confidential):

               (a) Internal personnel and financial information of the Company or its Affiliates, information about vendors that is not generally known but is known to the Company as a result of the Company’s relationship with the vendor (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

               (b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

               (c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates;

               (d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals);

               (e) Any non-public information about the Company’s landfill development plans, landfill capacity, and the status of the permitting process with respect to any aspect of the Company’s business; and

               (f) Any non-public information about the existence or status of any governmental investigation, charge, or lawsuit, the status or the position of the Company regarding the value of any claim or charge (whether filed by the government or a third party), the Company’s interest in resolving any such claim or charge; or any non-public information regarding the Company’s compliance with federal, state or local laws.

          7.3. As a consequence of the Executive’s acquisition or anticipated acquisition of Confidential Information, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing, and of the consideration to be provided to the Executive, the Executive agrees that it is reasonable and necessary that the Executive make each of the following covenants:

               (a) At any time during the Term and thereafter, the Executive shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Article 2, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Executive shall give notice of such proceedings to the Company);

               (b) At any time during the Term and thereafter, the Executive shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Article 2, without first obtaining the Company’s prior written consent; and

               (c) On the Date of Termination, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession prior to or during the Term concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

          7.4 The Executive acknowledges and agrees that the use of the term “Company” in this Section 7 means both the Company and its Affiliates.

     8. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions. Consistent with the Executive’s fiduciary duties to the Company and its Affiliates, the Executive agrees that during his employment by the Company and/or its Affiliates, the Executive shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, which are conceived, developed, made or acquired by the Executive, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Executive used the Company’s or Affiliate’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Executive on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including, information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company’s or Affiliate’s business activities, and the like.

     9. Ownership of Information, Ideas, Concepts, Improvements, Discoveries and all Original Works of Authorship.

          9.1. All information, ideas, concepts, improvements, and discoveries which are conceived, made, developed or acquired by the Executive or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company and/or its Affiliates and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, and discoveries are and shall be the sole and exclusive property of the Company.

          9.2. In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, and discoveries, and any United States or foreign applications therefor. The Executive shall assist the Company and its nominee at all times and in all manners, during the Term and thereafter, in the protection of such information, ideas, concepts, improvements, or discoveries.

          9.3. In the event the Executive individually, or jointly with others, creates, during the Term, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s or its Affiliate’s business products or services, the Company shall be deemed the author of such work if the work is prepared by the Executive within the scope of his employment; or, if the work is not prepared by the Executive within the scope of his employment but is specially ordered by the Company or its Affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Executive within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Executive hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Executive agrees to assist the Company and its Affiliates, at all times, during the Term and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

     10. Executive’s Non-Competition and Non-Solicitation Obligations.

          10.1. Non-Competition. During the Applicable Period, the Executive shall not, acting alone or in conjunction with others, directly or indirectly, engage, participate, invest, accept employment or render services as a principal, director, officer, agent, employee, employer, consultant or in any other individual or representative capacity in or with any business which competes, directly or indirectly, with the Company’s business in any of the business territories in which the Company or any of its Affiliates is presently or from time to time during the Term or at the Date of Termination conducting business, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Executive of up to 3% of the voting stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 10.1.

          10.2. Non-Solicitation. During the Applicable Period, the Executive agrees that he shall not, directly or indirectly, (a) induce, entice or solicit any employee of the Company to leave his employment, (b) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees (other than in connection with the performance of his services for the Company in accordance with Article 2 of this Agreement), or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto (other than in connection with the performance of his services for the Company in accordance with Article 2 of this Agreement).

          10.3 Applicable Period. For purposes of Sections 10.1 and 10.2 above, the term “Applicable Period” means the period of time beginning on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the Date of Termination (including the automatic termination of this Agreement at the end of the Term).

     11. Miscellaneous.

          11.1. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of a change of address shall be deemed given only when received):

If to the Company:

Allied Waste Industries, Inc.
15880 North Greenway Hayden Loop, Suite 100
Scottsdale, Arizona 85260
Attn: Senior Vice President and General Counsel

If to the Executive:

Charles H. Cotros
265 Sugarberry Circle
Houston, Texas 77024

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party in the manner specified in this Section 11.1.

          11.2. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. No breach shall be deemed waived unless the waiver is in a writing signed by the non-breaching party.

          11.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its Affiliates, successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, legal representatives and assigns; provided, however, the Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

          11.4. Entire Agreement, No Oral Amendments. This Agreement, together with any schedule or exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Executive and the Company and constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

          11.5. Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

          11.6. Jurisdiction, Venue. The laws of the State of Arizona shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and the Executive agree that the courts situated in Maricopa County, Arizona shall have personal jurisdiction over the Company and the Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Maricopa County, Arizona, and as such, the Company and the Executive agree that venue shall be proper with the courts in Maricopa County, Arizona to hear such disputes. In the event either party is not able to effect service of process upon the other party with respect to such disputes, the Company and the Executive expressly agree that the Secretary of State for the State of Arizona shall be an agent of the Company and/or the Executive to receive service of process on behalf of the Company and/or the Executive with respect to such disputes.

          11.7 Injunctive Relief. The Company and the Executive agree that a breach of any term of this Agreement by the Executive would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Executive’s obligations under this Agreement.

          11.8 Withholding. All payments made pursuant to this Agreement shall be net of payroll and withholding deductions as may be required by law and other deductions that are either applied generally to employees of the Company for insurance and other employee benefit plans or authorized by Executive.

Dated: October 4, 2004.	ALLIED WASTE INDUSTRIES, INC.

By
Steven M. Helm, Vice President and General Counsel

“Company”

Dated: October 4, 2004.

Charles H. Cotros

“Executive”